Matthew Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL ANNOUNCES PUBLICATION OF THE COMPANY'S
2019 LOSS DEVELOPMENT TRIANGLES

PEMBROKE, Bermuda – June 29, 2020 – AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced the publication of the Company's 2019 Loss Development Triangles. A copy of this document is available in the Investor Relations section of the Company's website, www.axiscapital.com.

The data is presented as of December 31, 2019, on an accident-year basis and includes paid, incurred and ultimate losses on a net and gross basis. Development triangles for paid, incurred and ultimate losses are provided on a net of reinsurance basis, thus allowing for a more direct reconciliation between the triangles and the Company's published net financial information. The information for the development triangles is provided for 11 reserving classes of business that fall under the Company's two reportable segments, Insurance and Reinsurance.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at March 31, 2020, of $4.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and the Middle East. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit the Company's website at www.axiscapital.com.

Website and Social Media Disclosure
The Company uses its website (www.axiscapital.com) and its corporate Twitter (@AXIS_Capital) and LinkedIn (AXIS Capital) accounts as channels of distribution of Company information. The information posted through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following Company press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received when enrolled in the Company's "E-mail Alerts" program, which can be found in the Investor Information section

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

of the Company's website (www.axiscapital.com). The contents of the Company's website and social media channels are not, however, part of this press release.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com